The Growhub Limited

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

Certificate Number

Shares

PAR VALUE $0.0005
ORDINARY SHARES

THIS CERTIFIES THAT

CUSIP NO.:

Is The Owner Of



THE GROWHUB LIMITED
Corporate
Seal
CAYMAN ISLANDS

FULLY PAID AND NON-ASSESSABLE SHARES OF THE ORDINARY SHRES PAR VALUE OF $0.0005 EACH OF

THE GROWHUB LIMITED

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

CHAN CHOON YEW LESTER
Chief Executive Officer/Director

TAN MEI CHIN
Chief Financial Officer

DATED:

Countersigned and Registered:
TRANSHARE CORPORATION
Transfer Agent

By

Authorized Signature

Bayside Center 1, 17755 N. US Highway 19, Suite 140, Clearwater, FL 33764
303 - 662 - 1112